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                               DISTRIBUTION PLAN

                         ADOPTED DECEMBER 10, 1992 AND
                          AMENDED SEPTEMBER 27, 1995


LAW: The Board of Trustees (including a majority of the non-interested Trustees) each year must approve any expenditures of Trust assets used in the distribution of Trust shares. There must be a written plan for distribution, and the Board of Trustees must review distribution expenditures quarterly.

PRINCIPAL
PURPOSE: To provide for careful review, particularly by non-interested Trustees, of expenditures of moneys of existing shareholders to finance share distribution to assure that these shareholders benefit from the expenditures. Section 12(b); Rule 12b-1.

BACKGROUND:    The Distribution Plan provides that the Distributor may be compensated for certain activities specified in the Distribution
               Plan.

PRINCIPAL
CONSIDERA-
TIONS: The Securities and Exchange Commission has stated that Trustees should consider the following factors in deciding whether to adopt or renew a Distribution Plan:

                    1. Need for independent counsel or experts to assist the Trustees in reaching a determination of a plan under 12b-1;

                    2. Nature of the problem or circumstance which makes adoption of such a Plan necessary or appropriate;

                    3.   Causes of such problems or circumstances;

                    4. Way in which the Distribution Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature and approximate amount of the expenditures, the relationship of the expenditures, the overall cost structure of the Trust, the nature of the anticipated benefits, and the time it would take for these benefits to be achieved;
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                    5.   Merits of possible alternative plans;

                    6. Inter-relationship between the Distribution Plan and the activities of any other person who finances distribution of the Trust's shares, including whether any payments by the Trust to such other person are made in such a manner as to constitute the indirect financing of distribution by the Trust;

                    7. Possible benefits of the Distribution Plan for any other person relative to those expected to inure to the Trust;

                    8.   Effect of a Distribution Plan on existing shareholders;

                    9. Whether the Distribution Plan has in fact produced the anticipated benefits for the Trust and its shareholders;

                    10. The justification of a fixed percentage of fees in relation to the value of services received by the Fund;

                    11. The relationship between the NASD limitation on the maximum sales load (7 1/4%) and the aggregate of the Fund's sales load and distribution fees over a period of years;

REQUIRED
BOARD
ACTION: Determine that expenditures proposed are reasonable and likely to produce benefits for the shareholders;
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                                REMBRANDT FUNDS

                               DISTRIBUTION PLAN
                                Investor Class


     WHEREAS, Rembrandt Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units of beneficial interest (the "Shareholders") in the Trust;

     NOW, THEREFORE, the Trustees of the trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1.  The Trust has adopted this Investor class Distribution Plan
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(the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of Investor Class securities of which the Trust is the issuer.

     SECTION 2.   The Trust may incur expenses for the items stipulated in
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Section 3 of this Plan. All expenditures pursuant to the Plan shall be made only pursuant to authorization by the President, any Vice President or the Treasurer of the Trust. If there should be more than one series of Trust shares, expenses incurred pursuant to this Plan shall be allocated among the several series of the Trust on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees.

In addition, the Trust will pay the Distributor a fee of up to .25% of the Investor Class Portfolios' average daily net assets. Compensation of broker/dealers and service providers which provide specified services shall be made by the Distributor from such fees. The actual fee paid will be negotiated based on the extent and quality of services provided.

     SECTION 3.  Expenses permitted pursuant to this Plan shall include, and be
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limited to, the following:

          (a) The incremental printing costs incurred in producing for and distributing to persons other than current Shareholders of the Trust the reports, prospectuses, notices and similar materials that are prepared by the Trust for current Shareholders;

          (b)    advertising;
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          (c)    the costs of preparing, printing and distributing any
                 literature used in connection with the offering of the Trust's Shares and not covered by Section 3(a) of this Plan; and

          (d) expenses incurred in connection with the promotion and sale of the Trust's Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

     SECTION 4.  This Plan shall not take effect until it has been approved (a)
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by a vote of at least a majority of the outstanding voting securities of the
Trust; and (b) together with any related agreements by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan of such agreement.

     SECTION 5.  This Plan shall continue in effect for a period of more than
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one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

     SECTION 6.  Any person authorized to direct the disposition of monies paid
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or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7.  This Plan may be terminated at any time by the vote of a
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majority of the Qualified Trustees or by vote of a majority of the Trust's outstanding voting securities.

     SECTION 8.  All agreements with any person relating to implementation of
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this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders holding a majority of the Trust's outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9.  This Plan may not be amended to increase materially the amount
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of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall
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mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940
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Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11.  While this Plan is in effect, the selection and nomination of
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those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 12.  This Plan shall not obligate the Trust or any other party to
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enter into an agreement with any particular person.